Exhibit (h)(ii)

AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT is dated as of August 25, 2009, between SUNAMERICA SENIOR FLOATING RATE FUND, INC., a Maryland corporation (the “Fund”) and SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Fund and the Administrator are parties to an Administrative Services Agreement dated November 16, 2001, pursuant to which the Administrator furnishes certain administrative services to the Fund; and

WHEREAS, the Administrator has agreed to reduce the fees payable to it under the Administrative Services Agreement with respect to the Fund, in the amount set forth herein; and

WHEREAS, the Board of Directors of the Fund has approved this Amendment to the Administrative Services Agreement and it is not required to be approved by the shareholders of the Fund.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule I of the Administrative Services Agreement is hereby amended to reflect a reduction in the compensation payable to the Administrator thereunder with respect to the Fund from an annual rate of 0.40% of average daily net assets to an annual rate of 0.20% of average daily net assets. A copy of the revised Schedule I is attached hereto as Appendix A.

2.	The effective date of this Amendment to Administrative Services Agreement is September 1, 2009.

3.	The Administrative Services Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Administrative Services Agreement as of the date first above written.

SUNAMERICA SENIOR FLOATING RATE, INC.

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ Peter A. Harbeck
Name:	Peter A. Harbeck
Title:	President & CEO

Appendix A

Schedule I

Fund Administration and Compliance

Annual Fee Schedule – Domestic Funds

SunAmerica Senior Floating Rate Fund, Inc.

Annual fee of 20 basis points based upon the fund’s average daily net assets.

Fees are billed monthly.

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